Exhibit 2


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                             GRINBERG PARTNERS L.P.




                             DATED: August 20, 1998

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                                TABLE OF CONTENTS

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SECTION 1.   FORMATION OF LIMITED PARTNERSHIP.................................1

SECTION 2.   NAME, PRINCIPAL PLACE OF BUSINESS, AND REGISTERED OFFICE.........1
    2.1      Name.............................................................1
    2.2      Place of Business and Registered Office..........................1

SECTION 3.   PURPOSE OF PARTNERSHIP...........................................2

SECTION 4.   TERM.............................................................3

SECTION 5.   DEFINITIONS......................................................3
    5.1      "Agreement"......................................................3
    5.2      "Capital Account"................................................3
    5.3      "Code"...........................................................3
    5.4      "Control of Movado"..............................................3
    5.5      "Defaulting Event"...............................................3
    5.6      "Depreciation"...................................................4
    5.7      "Disabling Event"................................................4
    5.8      "Family".........................................................4
    5.9      "Family Assets"..................................................4
    5.10     "Federal Act"....................................................4
    5.11     "Delaware Act"...................................................4
    5.12     "Gross Asset Value"..............................................4
    5.13     "Losses".........................................................5
    5.14     "Majority in Interest"...........................................5
    5.15     "Meeting Dates"..................................................5
    5.16     "Original Limited Partner".......................................5
    5.17     "Partner"........................................................5
    5.18     "Partnership"....................................................5
    5.19     "Partnership Interest"...........................................5
    5.20     "Percentage Interest"............................................6
    5.21     "Person".........................................................6
    5.22     "Profits"........................................................6
    5.23     "Property".......................................................6
    5.24     "Related Party"..................................................6
    5.25     "Required Annual Distribution"...................................6
    5.26     "Tax Matters Partner"............................................6
    5.27     "Tender Exercise Date"...........................................6
    5.28     "Tender Option"..................................................7
    5.29     "Tender Option Date".............................................7

SECTION 6.   PERCENTAGE INTEREST IN THE PARTNERSHIP...........................7

SECTION 7.   CAPITAL..........................................................7
    7.1      Capital Contributions............................................7
    7.2      Additional Capital Contributions.................................8
    7.3      Capital Accounts.................................................8
    7.4      Interest on and Return of Capital...............................10
    7.5      Loans to the Partnership........................................10
    7.6      Negative Capital Accounts.......................................10

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SECTION 8.   ALLOCATION OF PROFITS, LOSSES, AND TAX ITEMS....................10
    8.1      Allocation of Profits and Losses................................10
    8.2      Tax Items.......................................................10
    8.3      Tax Matters.....................................................12
    8.4      Tax Matters Partner.............................................12

SECTION 9.   DISTRIBUTIONS TO PARTNERS.......................................12
    9.1      In General......................................................12
    9.2      Required Annual Distribution....................................12
    9.3      Tender Option...................................................13
    9.4      Withdrawal Option...............................................14

SECTION 10.  LIMITED LIABILITY OF LIMITED PARTNERS...........................14

SECTION 11.  MANAGEMENT OF PARTNERSHIP.......................................14
   11.1      Powers and Duties of General Partner............................14
   11.2      Appointment of Investment Advisor...............................15
   11.3      Other Investments by Partners...................................15
   11.4      Limitations on Authority of General Partner.....................15
   11.5      Semi-Annual Meeting Requirement.................................17
   11.6      Compensation for Services.......................................17
   11.7      Indemnification.................................................17
   11.8      Limited Partners................................................17
   11.9      Consent or Approval Deemed Granted..............................18
   11.10     Expenses of Partnership.........................................18

SECTION 12.  INVESTMENT REPRESENTATIONS OF THE LIMITED PARTNERS..............18

   12.1      Investment Intent...............................................18
   12.2      Unregistered Limited Partnership Interests......................18
   12.3      Nature of Investment............................................18

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SECTION 13. POWER OF ATTORNEY................................................19
   13.1     Grant of Power...................................................19
   13.2     Irrevocability of Power..........................................20

SECTION 14. BANKING..........................................................20

SECTION 15. ACCOUNTING.......................................................20
   15.1     Fiscal Year......................................................20
   15.2     Method of Accounting.............................................20
   15.3     Financial and Operating Statements and Tax Returns...............20
   15.4     Location of and Access to Partnership Records....................21

SECTION 16. ADMISSION OF PARTNERS............................................21

SECTION 17. TRANSFER OF PARTNERSHIP INTERESTS................................22
   17.1     Transfer of Interest of Limited Partner..........................22
   17.2     Substitute Limited Partner.......................................22
   17.3     Rights of Unadmitted Assignees...................................23
   17.4     General Prohibition Against Transfer of a General Partner's
            Interest.........................................................23
   17.5     Permitted Transferees............................................23
   17.6     Designation of Successor in Interest.............................23
   17.7     Continuance of Partnership.......................................23

SECTION 18. WITHDRAWALS......................................................24
   18.1     No Withdrawal by General Partner.................................24
   18.2     No Withdrawal by Limited Partners................................24

SECTION 19. PURCHASE OF CERTAIN PARTNERS' INTERESTS..........................24
   19.1     Purchase of Defaulting Partner's Interest........................24
   19.2     Option to Purchase Deceased Partner's Interest...................24
   19.3     Purchase Price of Partner's Interest.............................24
   19.4     Purchase of Limited Partner's Interest...........................25

SECTION 20. DISSOLUTION, LIQUIDATION, AND TERMINATION OF PARTNERSHIP
            .................................................................25
   20.1     Dissolving Events................................................25
   20.2     Method of Liquidation............................................25
   20.3     Reasonable Time for Liquidation..................................26
   20.4     Date of Dissolution..............................................26

SECTION 21. GENERAL PROVISIONS...............................................26
   21.1     Waiver of Right of Partition.....................................26
   21.2     Notices..........................................................26
   21.3     Modifications....................................................27
   21.4     Binding Effect...................................................27
   21.5     Duplicate Originals and Delivery Via Telecopier..................27
   21.6     Construction.....................................................27
   21.7     Gender...........................................................27
   21.8     Separability of Provisions.......................................27

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THIS LIMITED PARTNERSHIP AGREEMENT, made and entered into as of this 20th day of
August, 1998, by and among Grinberg Group Partners, as the general partner (the "General Partner"), and the other parties executing this Agreement as limited partners (such other parties, together with any parties subsequently admitted as limited partners, are hereinafter referred to as "Limited Partners").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto desire to form a limited partnership under the provisions of the Delaware Revised Uniform Limited Partnership Act, 6 Del.
C. ss.ss. 17-101, et seq., as amended from time to time (hereinafter referred to as the "Delaware Act") for the purposes hereinafter described; and

         WHEREAS, the parties hereto desire to set forth herein their respective rights, duties, obligations, and responsibilities with respect to such partnership;

         NOW, THEREFORE, in consideration of the premises, and of the mutual promises, obligations, and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

         SECTION 1. FORMATION OF LIMITED PARTNERSHIP

         The parties hereto do hereby agree to and do hereby form a limited partnership under the Delaware Act and any successor statute governing the operation of a limited partnership in the state of Delaware (the limited partnership formed hereunder is hereinafter referred to as the "Partnership"). Promptly upon the execution of this Agreement, the General Partner shall do or cause to be done all filings, recordings, or other acts as may be necessary or appropriate from time to time to comply with the requirements of law for the formation and operation of a limited partnership in the State of Delaware and any such requirements in any other jurisdiction in which the Partnership may do business. All costs incurred by the General Partner in connection with the foregoing, including, without limitation, legal fees in connection therewith, shall be expenses of the Partnership and shall be reimbursed promptly by the Partnership.

         SECTION 2. NAME, PRINCIPAL PLACE OF BUSINESS, AND REGISTERED OFFICE

         2.1 Name. The name of the Partnership shall be Grinberg Partners L.P., or such other name as the General Partner shall designate.

         2.2 Place of Business and Registered Office. The principal place of business of the Partnership shall be located at such place as the General Partner may designate. The registered office of the Partnership shall be located at 1209 Orange Street, Wilmington, Delaware 19801, or at such other place as the General Partner may designate. The registered agent shall be CT Corporation System.

         SECTION 3. PURPOSE OF PARTNERSHIP

         The Partners desire to organize the Partnership to provide a common vehicle for members of the Grinberg family and trusts for their benefit to become knowledgeable about, manage, and preserve Family Assets and to make profits and increase wealth. The Partnership has the following objectives: (i) to maintain current and intergenerational management and control of Family Assets; (ii) to provide flexibility in business planning not available through trusts, corporations, or other business entities; (iii) to consolidate fractional interests in Family Assets;

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(iv) to establish a method by which annual gifts can be made without fractionalizing Family Assets; (v) to continue the ownership of Family Assets and restrict the right of non-family persons to acquire interests in Family Assets; (vi) to provide protection to Family Assets from claims of future creditors or from claims incident to divorce proceedings against Family members; and (vii) to facilitate the administration and reduce the costs associated with the disability of, or probate of the estate of, a Family member. In furtherance of these objectives, the Partnership may:

                (a) engage in the business of designing, manufacturing, assembling, marketing, distributing and selling watches, clocks and other timepieces, either directly or through ownership of controlling interests in other entities, including, without limitation, Movado Group, Inc., or any successor to said company (hereinafter referred to in this Agreement as "Movado");

                (b) invest in, purchase and sell real estate and securities of domestic or foreign operating companies;

                (c) invest in, purchase and sell securities of domestic or foreign entities formed for the purposes of investing primarily in operating companies;

                (d) invest in money market funds, short term obligations of governmental instrumentalities or banking institutions and commercial paper of other corporate entities rated not lower than P-1 by Moody's or A-1 by Standard & Poors as temporary investments pending investment or cash distributions to Partners, or held as a reserve;

                (e) engage in such other businesses, activities and transactions similar in nature and scope to those described in paragraphs (a), (b),
        (c) and (d) above as the General Partner may from time to time determine; and

                (f) exercise all rights, powers, privileges and other incidents of ownership or possession with respect to any property or funds held or owned by the Partnership and to enter into, make and perform all such contracts and other undertakings, and to engage in all such activities and transactions, as the General Partner may deem necessary or advisable for the carrying out of the foregoing objects and purposes.

         SECTION 4. TERM

         The term of the Partnership shall commence on the date of execution of this Agreement and, unless extended by the unanimous consent of all the Partners, shall continue until the termination, liquidation or dissolution of the Partnership under Section 20 of this Agreement.

         SECTION 5. DEFINITIONS

         For purposes of this Agreement, each of the following terms, when used with an initial capital letter, shall have the meaning hereinafter provided:

         5.1 "Agreement" shall mean this Limited Partnership Agreement of Grinberg Partners L.P., as amended, modified or supplemented from time to time.

         5.2 "Capital Account" shall mean the account maintained for each Partner in accordance with Section 7.3 of this Agreement.

         5.3 "Code" shall mean the Internal Revenue Code of 1986, as amended.

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         5.4 "Control of Movado" shall mean more than twenty-five percent (25%)
of the voting power of all issued and outstanding shares of Movado, held, directly or indirectly, by (i) the Partnership, and (ii) by the Managing Partner of the General Partner, in an individual or fiduciary capacity, including, without limitation, as Trustee of one or more trusts which hold shares of Movado.

         5.5 "Defaulting Event" shall mean (i) a general assignment by the Partnership or by any of the Partners for the benefit of creditors; (ii) the appointment of a receiver, trustee, or custodian for all or any substantial part of the property and assets of the Partnership or of any of the Partners; (iii) the entry of an order for relief under Title XI of the United States Code, as amended from time to time, against the Partnership or against any of the Partners, or any other judgment or decree entered against the Partnership or against any of the Partners by any court of competent jurisdiction (which order or decree continues unstayed and in effect for a period of sixty (60) consecutive days) in any involuntary proceeding against the Partnership or against any of the Partners under present or future Federal bankruptcy laws or under any other applicable bankruptcy, insolvency, or other laws respecting debtor's rights; or (iv) the commencement by the Partnership or by any of the Partners of any voluntary proceeding under present or future Federal bankruptcy laws or under any other applicable bankruptcy, insolvency, or other laws respecting debtor's rights.

         5.6 "Depreciation" shall mean, subject to the following sentence, for each fiscal year or other period, an amount equal to the Federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset of the Partnership for such fiscal year or other period. If the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

         5.7 "Disabling Event" shall mean the dissolution or termination of the General Partner.

         5.8 "Family" shall mean Gedalio Grinberg, his spouse, Sonia Grinberg, their sons, Efraim Grinberg and Alexander Grinberg, their daughter, Miriam G. Phalen, and any descendants of their sons and daughter, provided, however, that a descendant by adoption shall be a descendant for purposes of this Agreement only if the adoption was a court adoption of a minor under five (5) years of age.

         5.9 "Family Assets" shall mean (i) property owned by a Family member individually, or held in trust for the benefit of one or more members of the Family, or owned by one or more Family members in combination with others, and
(ii) which has been contributed to or acquired by the Partnership.

         5.10 "Federal Act" shall have the meaning given in Section 12.2 hereof.

         5.11 "Delaware Act" shall have the meaning given in the first whereas clause of this Agreement.

         5.12 "Gross Asset Value" shall mean, with respect to any asset of the Partnership, the asset's adjusted basis for Federal income tax purposes, except:

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                (i) The initial Gross Asset Value of any asset contributed by a
        Partner to the Partnership shall be the gross fair market value of such asset as determined by the contributing Partner and the General Partner; provided, however, if the General Partner is the contributing Partner, such value shall be determined by the General Partner and a Majority in Interest of the Limited Partners (excluding any limited partnership interest owned by or controlled by the General Partner); provided further, however, that the Gross Asset Value of the initial contributions shall be as set forth in Section 7.1 hereof;

                (ii) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, upon (a) the acquisition of an additional Partnership interest by any new or existing Partner in exchange for more than a de minimis capital contribution, and (b) the distribution by the Partnership to a Partner of more than a de minimis amount of property in exchange for all or part of such Partner's Partnership interest; provided, however, that such adjustments shall be made only if the General Partner reasonably determines that such adjustments are appropriate under the circumstances to reflect the relative economic interests of the Partners; and

                (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset, as determined by the General Partner on the date of distribution.

         5.13 "Losses" of the Partnership shall have the meaning set forth in
Section 7.3(b) hereof.

         5.14 "Majority in Interest" shall have the meaning set forth in Section 6 hereof.

         5.15 "Meeting Dates" shall be as defined in Section 11.5(b) hereof.

         5.16 "Original Limited Partner" shall have the meaning set forth in
Section 9.3 hereof.

         5.17 "Partner" shall mean the General Partner or any Limited Partner. No Person shall be deemed to be a Partner prior to the effective date of such Person's admission as a Partner or after the earlier of (i) the effective date of such Person's withdrawal in whole as a Partner, or (ii) the date of such Person's death, termination or dissolution.

         5.18 "Partnership" shall have the meaning set forth in Section 1 hereof.

         5.19 "Partnership Interest" of a Partner shall mean all of the right, title and interest that the Partner has in the Partnership, including such Partner's Capital Account and such Partner's right to share in the profits, losses and distributions of the Partnership, subject to all of such Partner's obligations under this Agreement.

         5.20 "Percentage Interest" of a Partner shall mean the percentage determined by dividing the balance of such Partner's Capital Account by the total aggregate balances of the Capital Accounts of all the Partners.

         5.21 "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other fiduciary.

         5.22 "Profits" of the Partnership shall have the meaning set forth in
Section 7.3(b) hereof.

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         5.23 "Property" shall mean all real and personal property which has been contributed to or acquired by the Partnership and all increases and decreases applicable to the Property.

         5.24 "Related Party" shall mean (i) Gedalio Grinberg; (ii) Sonia Grinberg; (iii) a descendant of Gedalio and Sonia Grinberg, including descendants by adoption if the adoption was a court adoption of a minor under five (5) years of age; (iv) a trust created for the benefit of any individual or individuals described in (i) through (iii) above; (v) a trust which, upon the death of a Partner, or, if such trust is a Partner, upon the death of a beneficiary, has as an income beneficiary the surviving spouse of such deceased Partner or such deceased beneficiary, as the case may be, but only if the following two additional conditions are satisfied: (1) the remaindermen of the trust and any income beneficiaries (other than the surviving spouse) of the trust are an individual or individuals described in (i) through (iii) above, and
(2) the surviving spouse has no power of appointment exercisable with respect to any Partnership Interest held by the trust, or, if the surviving spouse has such a power of appointment, such power may only be exercised among members of a class composed of any individual or individuals described in (i) through (iii) above; (vi) a beneficiary of a trust (other than a surviving spouse who is a beneficiary of a trust described in (v) above) which is a Partner; (vii) any organization described in each of the following sections of the Code: Section 170(b)(1)(A), Section 170(c), Section 2055(a) and Section 2522(a); (viii) a charitable remainder trust created under Code Section 664 whose income beneficiary is any individual defined under the foregoing provisions of this Paragraph; and (ix) any other Partner.

         5.25 "Required Annual Distribution" shall have the meaning set forth in
Section 9.2 hereof.

         5.26 "Tax Matters Partner" shall have the meaning set forth in Section
8.4 hereof.

         5.27 "Tender Exercise Date" shall have the meaning set forth in Section
9.3 hereof.

         5.28 "Tender Option" shall have the meaning set forth in Section 9.3 hereof.

         5.29 "Tender Option Date" shall mean the date which is nine (9) months after the date of death of the survivor of Gedalio Grinberg and Sonia Grinberg.

         SECTION 6. PERCENTAGE INTEREST IN THE PARTNERSHIP

         The initial Percentage Interest of each original Partner shall be the percentage set forth below opposite his or her name:

                                                            Percentage
        General Partner                                      Interest
        ---------------                                      --------

        1. Grinberg Group Partners                             1.00%


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                                                            Percentage
        Limited Partner                                      Interest
        ---------------                                      --------

        2. Gedalio Grinberg                                   97.05%
        3. Efraim Grinberg                                      .65%
        4. Alexander Grinberg                                   .65%
        5. Miriam G. Phalen                                     .65%

        TOTAL                                                100.00%
                                                             ======

All references to a "Majority in Interest" of the Partners, General Partner, Limited Partners, or other designated group shall refer to a majority of the then Percentage Interests held by the Partners, General Partner, Limited Partners, or other designated group.

         SECTION 7. CAPITAL

         7.1 Capital Contributions. The Partners shall contribute all of their right, title and interest in and to the property described in Exhibit A hereto. The Partners agree that such property has a fair market value of and their respective Capital Accounts shall be credited with an initial capital contribution equal to the following:

        General Partner:                            Fair Market Value

        1. Grinberg Group Partners                      $329,375.00

        Limited Partners:                           Fair Market Value

        2. Gedalio Grinberg                          $31,875,000.00
        3. Efraim Grinberg                              $212,500.00
        4. Alexander Grinberg                           $212,500.00
        5. Miriam G. Phalen                             $212,500.00
                                                     --------------
                 TOTAL                               $32,841,875.00
                                                     ==============

         7.2 Additional Capital Contributions. No Partner, including the General Partner, shall be obligated or required to make any additional capital contributions to the Partnership. The Partners may, however, make additional contributions to the Partnership (either in cash or other property) provided that such additional capital contributions are made pro rata by all the Partners in accordance with their Percentage Interests or the General Partner consents in writing to any non-pro rata contribution. In the event of a non-pro rata contribution by a Partner or in the event of a capital contribution by a new Partner, the Percentage Interests of the respective Partners shall be adjusted to reflect the change in the relative capital account balances caused by the contribution and any gain or loss resulting from any adjustments to Gross Asset Value in connection with such contribution. Any such additional non-pro rata capital contributions or capital contributions by a new Partner may only be made at the end of each fiscal year, unless the General Partner permits otherwise.

         7.3 Capital Accounts. (a) A separate Capital Account shall be maintained for each Partner in accordance with the following provisions:

         Each Partner's Capital Account shall be credited with:

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                  (i) the amount of cash and Gross Asset Value of any other
         property (net of liabilities assumed by the Partnership and liabilities to which the contributed property is subject) initially contributed by such Partner pursuant to Section 7.1 or subsequently contributed by such Partner to the Partnership pursuant to Section 7.2 hereof; and

                  (ii) the amount of any Profits allocated to such Partner pursuant to Section 8.1 hereof and any items of income or gain specially allocated to such Partner pursuant to Section 8.2(d) hereof.

Each Partner's Capital Account shall be charged with:

                  (x) the amount of any Losses allocated to such Partner pursuant to Section 8.1 hereof and any items of deduction or loss specially allocated to such Partner pursuant to Section 8.2(d) hereof; and

                  (y) the amount of cash and the Gross Asset Value of any other property (net of liabilities assumed by such Partner and liabilities to which such property is subject) paid or distributed to such Partner (other than any payment of principal or interest with respect to a Partner's loan to the Partnership).

         (b) For purposes of this Agreement, "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (i) Any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to Profits or Losses;

                  (ii) Any expenditure of the Partnership described in Code
         Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Section 1.704- 1(b)(2)(iv)(i) of the Treasury Regulations shall be subtracted from Profits or Losses;

                  (iii) In the event that the Gross Asset Value of a Partnership asset is adjusted pursuant to Section 5.12(ii) or (iii), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (iv) Gain or loss resulting from the disposition of property, with respect to which gain or loss is recognized for Federal income tax purposes, shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the fiscal year computed in accordance with the definition of such term as set forth in Section 5.6 hereof; and

                  (vi) amounts specially allocated pursuant to Section 8.2(d) hereof shall not be included.

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         (c) Anything contained herein to the contrary notwithstanding, the interest of the General Partner in each item of Partnership income, gain, loss, deduction and credit shall be equal to at least 1% of each such item at all times during the existence of the Partnership.

         (d) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

         7.4 Interest on and Return of Capital. No Partner shall be entitled to any interest on such Partner's Capital Account or on such Partner's contributions to the capital of the Partnership, and, except as otherwise provided in Sections 9.3, 19 and 20 hereof, no Partner shall have the right to demand or to receive the return of all or any part of such Partner's Capital Account or of such Partner's contributions to the capital of the Partnership.

         7.5 Loans to the Partnership. Without limiting its rights to borrow from any other Person, the Partnership is hereby authorized to borrow funds from one or more Partners, without limitation as to amount, term or collateral security, but on no less favorable terms to the Partnership than arms' length terms, subject to Section 11.4(b)(i) hereof. The amount of a loan, if any, made to the Partnership by a Partner shall not be considered an increase in such Partner's capital contribution or Partnership Interest or otherwise a contribution to the Partnership, and the making of such loan shall not entitle such Partner to an increased share of the Profits, Losses, or distributions to be made pursuant to the provisions of this Agreement.

         7.6 Negative Capital Accounts. No Partner shall be required to pay to the Partnership or to any other Partner or Person any deficit balance in such Partner's Capital Account upon dissolution of the Partnership or otherwise.

         SECTION 8. ALLOCATION OF PROFITS, LOSSES, AND TAX ITEMS

         8.1 Allocation of Profits and Losses. The Partnership's Profits and Losses shall be allocated for each fiscal year or other period to the Partners pro rata in accordance with their Percentage Interests.

         8.2 Tax Items. (a) Subject to Section 8.2(b), the Partners' items of income, gain, loss, deduction and credit shall be allocated for Federal, state and local income tax purposes among the Partners in the same manner as set forth in Section 8.1 for the allocation of Profits and Losses; provided, however, that appropriate adjustment shall be made to the items so allocated to each Partner to give effect to any adjustments made pursuant to any election under Section 754 of the Code.

         (b) Notwithstanding anything to the contrary in Section 8.2(a), income, gain, loss, deduction and credit for tax purposes with respect to (i) property contributed to the Partnership by a Partner shall be allocated among the Partners so as to take account of the variation between the tax basis of the property to the Partnership and its initial Gross Asset Value at the time of contribution in accordance with Section 704(c) of the Code, and (ii) property, the Gross Asset Value of which has been adjusted pursuant to Section 5.12(ii) hereof, shall be allocated among the Partners so as to take account of any variation between the tax basis of the property to the Partnership and its Gross Asset Value in accordance with the principles of section 704(c) of the Code.

         (c) Allocations to Partners and the maintenance of Capital Accounts pursuant to this Agreement are intended to comply with Section 1.704-1(b) of the Treasury Regulations, and the provisions of this Agreement relating to such allocations and maintenance shall be interpreted and applied in a manner consistent with such section. If the General Partner determines that modification of such provisions is necessary or appropriate in order to comply with such section ( for example, because of the occurrence of an unforeseen event such as the incurrence by the Partnership of nonrecourse debt), such modification may be made by the General Partner without the approval of any Limited Partner, provided such modification shall not materially change the Partners' respective economic interests in the Partnership.

         (d) Notwithstanding anything to the contrary in Section 8.1 or in this
Section 8.2, if any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4),
(5) or (6), which causes or increases a deficit balance in such Partner's Capital Account (adjusted as provided below), there shall be allocated to such Partner items of income and gain (including gross income) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. The foregoing sentence is intended to be a "qualified income offset" provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d), and shall be interpreted and applied in accordance with such section. Solely for purposes of determining whether there is a deficit balance in a Partner's Capital Account for this purpose and for purposes of the next sentence, such Partner's Capital Account balance shall be decreased by reasonably expected adjustments, allocations and distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). No Losses shall be allocated to a Partner if such allocation would cause such Partner's Capital Account (as adjusted under the third sentence of this Section 8.2(d)) to have a deficit balance. Any allocation of items of income and gain pursuant to this Section 8.2(d) shall be taken into account in making allocations of Profits and Losses (and items thereof) for the fiscal year of the allocation pursuant to this Section 8.2(d) and for subsequent fiscal years so that the net allocations, in the aggregate, to each Partner shall, as quickly as possible and to the extent possible without violating the constraints imposed by the Treasury Regulations under Section 704, be the same as if no allocations had been made under this Section 8.2(d). Allocations pursuant to this Section 8.2(d) shall be disregarded in determining the Partners' Percentage Interests.

         8.3 Tax Matters. The General Partner shall make all applicable elections, determinations and other decisions relating to Federal, state and local income tax matters, including, without being limited to, the positions to be taken on the Partnership's tax returns and the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Partners generally. The General Partner may make, but shall not be required to make, the election permitted under Section 754 of the Code. The Partners shall each take reporting positions on their respective Federal, state and local income tax returns consistent with the positions determined for the Partnership.

         8.4 Tax Matters Partner. The General Partner shall be the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code. A successor Tax Matters Partner may be chosen by the General Partner.

         SECTION 9. DISTRIBUTIONS TO PARTNERS

         9.1 In General. Subject to the limitations contained in Section 11.4(a)(x) and Section 9.3, distributions of cash or Property, other than the Required Annual Distribution in accordance with Section 9.2, may be made by the Partnership to the Partners at such times and in such amounts as may be determined from time to time by the General Partner. Payments of principal and interest to a Partner in his capacity as creditor of the Partnership shall not be considered a distribution made pursuant to the terms of this Agreement.

         9.2 Required Annual Distribution. The Required Annual Distribution in any taxable year shall be an amount equal to the sum of:

                  (i) net cash receipts derived by the Partnership, including distributions from entities owned or controlled by the Partnership, other than (A) Capital Contributions with interest earned pending its utilization, (B) financing or other loan proceeds, (C) reasonable reserves for working capital, and (D) proceeds from the sale or other disposition of Partnership Property; and

                  (ii) the deemed income tax liability attributable to the Partnership's taxable capital gains on the sale or other disposition of Partnership Property for such year (excluding any gain recognized by the Partnership on the sale of Property in order to make a distribution pursuant to Section 9.3 hereof), calculated by assuming that the gain recognized by the Partnership for such year will be taxable to all of the Partners at the highest combined marginal Federal and New York State and City rates imposed on capital gains of an individual taxpayer for such year and that the New York State and City taxes will be deductible in computing the Federal tax.

         The General Partner shall cause the Required Annual Distribution to be made to the Partners pro rata in accordance with their Percentage Interests as frequently as possible during the Partnership's taxable year, but in any event no later than sixty (60) days after the close of the Partnership's taxable year.

         9.3 Tender Option. Subject to the limitations, terms and conditions set forth in this Section 9.3, any Limited Partner named in the original Exhibit A to this Agreement, dated August 20, 1998, as well as any Related Party succeeding to any portion or all of the Partnership Interest (by reason of gift, bequest upon death or any other type of transfer) of any such Limited Partner (such Limited Partner and any such successor collectively referred to in this Section 9.3 as an "Original Limited Partner"), may, on or after the Tender Option Date, exercise a "Tender Option", hereinafter described.

         (a) For purposes of this Agreement, the "Tender Option" shall mean the right of each Original Limited Partner to tender to the Partnership a Partnership Interest or Interests representing (after aggregating all such tenders by such Original Limited Partner) ten percent (10%) of such Original Limited Partner's Partnership Interest. For purposes of this Section 9.3, an Original Limited Partner's Partnership Interest shall be such Partner's Partnership Interest determined as of the Tender Option Date as follows: (i) the Original Limited Partner's Partnership Interest as listed on Exhibit A dated August 20, 1998, plus (ii) any Partnership Interests transferred to such Partner by gift or as a result of the death of Gedalio Grinberg or Sonia Grinberg, less
(iii) any part or all of such Partner's Partnership Interest redeemed in order to pay inheritance, estate, transfer (including, without limitation, generation-skipping transfer), succession, legacy and other death taxes imposed on or attributable to such Partnership Interest as a result of the death of Gedalio or Sonia Grinberg, as the case may be. The Tender Option may be exercised in whole or in part by each Original Limited Partner at any time and from time to time on or after the Tender Option Date in a writing addressed to the General Partner.

         (b) In exchange for any Partnership Interest tendered pursuant to
Section 9.3(a) (and in liquidation of such tendered Interest), the Partnership shall distribute to the tendering Limited Partner, as an in-kind distribution, Property having a fair market value as of the date on which the Tender Option is made (the "Tender Exercise Date") equal to the value of the Limited Partnership Interest tendered (determined exclusively on the basis of the total fair market value of the Partnership's Property as of the Tender Exercise Date; i.e., without any marketability or minority interest discount). In full or partial substitution for an in-kind distribution of Property, the General Partner, with the consent of the tendering Limited Partner and nontendering Limited Partners holding at least two-thirds (2/3) of the remaining Partnership Interests (i.e., exclusive of the entire Partnership Interest held by the tendering Limited Partner), may distribute cash or a Partnership note to the tendering Limited Partner. The distribution to a tendering Limited Partner, whether in Property, in cash, in the form of a note or a combination thereof, shall be completed not later than one hundred twenty
(120) days following the Tender Exercise Date.

         (c) The General Partner shall have the discretion to distribute cash (which may be raised by borrowing funds from non-tendering Partners or third-party lenders on commercially reasonable terms), in lieu of Property, upon a tender of a Partnership Interest pursuant to Section 9.3(a) to the extent that such tender would necessitate the distribution of Property pursuant to Section 9.3(b) that would cause the Partnership and the Managing Partner of the General Partner to lose Control of Movado, as defined in Section 5.4 hereof.

         9.4. Withdrawal Option. If the Partnership and the Managing Partner of the General Partner do not have Control of Movado, as defined in Section 5.4 hereof, then any Limited Partner may elect to withdraw from the Partnership in consideration of the distribution to such Limited Partner of such Limited Partner's PRO RATA share of the assets of the Partnership (the "Withdrawal Option"). The Withdrawal Option may be exercised by a Limited Partner in a writing addressed to the General Partner (the date of receipt by the General Partner being the "Withdrawal Exercise Date"). The distribution to the withdrawing Limited Partner shall be completed not later than 90 (ninety) days following the Withdrawal Exercise Date. The General Partner shall have reasonable discretion to make a non-PRO RATA distribution to the extent that it is not reasonably practical to distribute one or more assets of the Partnership in a PRO RATA manner. Substituted assets in such a case (whether cash or other assets) shall be as agreed between the General Partner and the withdrawing Limited Partner.

         SECTION 10. LIMITED LIABILITY OF LIMITED PARTNERS

         Notwithstanding the provisions hereof for the allocation of the Partnership's net losses and for the distribution of cash to the Partners by the Partnership, the Limited Partners shall not be required to make any contributions to the capital of the Partnership for the payment of any such losses or for any other purposes nor shall any Limited Partner be responsible or obligated to any third parties for any debts or liabilities of the Partnership in excess of the sum of his or her unrecovered contributions to the capital of the Partnership and his or her share of any undistributed profits of the Partnership.

         SECTION 11. MANAGEMENT OF PARTNERSHIP

         11.1 Powers and Duties of General Partner. The General Partner shall be responsible for the day-to-day management of the Partnership's business and affairs. The General Partner shall have exclusive management and control of the business and affairs of the Partnership and shall have the power and authority to do all things necessary or proper to carry out the purposes of the Partnership. Except as otherwise limited in this Agreement, the General Partner is authorized, in its sole and absolute discretion, to manage, administer, operate, lease, sell, exchange, pledge, encumber, transfer, purchase, grant options related to, and otherwise deal with the Property on behalf of the Partnership. The General Partner is specifically authorized to invest in and retain as an investment of the Partnership any interest in Movado, any general or limited partnership, limited liability company, managed fund or segregated account, regardless of whether such interest is productive of income or constitutes all or substantially all of the assets of the Partnership. If at any time the General Partner deems it advisable or in the best interests of the Partnership that any property should be held by a nominee, it may transfer such property to a corporation, individual, or other nominee for the Partnership, but notwithstanding the transfer of any such nominee, said property shall be deemed to be the property of the Partnership. The General Partner may authorize any employee or other agent of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing. The General Partner shall not be required to devote full time to the management of the Partnership, but shall devote such time, effort and skill as may be reasonably required to implement the Partnership's purposes.

         11.2 Appointment of Investment Advisor. The General Partner may appoint one or more investment advisors for the Partnership from time to time to provide additional advisory services to those provided by the General Partner. The General Partner may remove an investment advisor in its discretion with or without cause.

         11.3 Other Investments by Partners. No Partner shall be prohibited from owning, operating or investing in, either directly or indirectly, other businesses of any nature or description, independently or with others, whether or not in competition with the Partnership in any of such cases, and the other Partners shall not have any rights by virtue of this Agreement in respect of such other businesses or the income or profits derived therefrom.

         11.4 Limitations on Authority of General Partner. (a) Notwithstanding the provisions of Section 11.1 above, the consent of a Majority in Interest of the Limited Partners (excluding for this purpose any limited partnership interest owned or controlled by the General Partner) shall be required to do any of the following:

                  (i) any act which would make it impossible to carry on the ordinary business of the Partnership;

                  (ii) confess a judgment against the Partnership;

                  (iii) file or consent to filing a petition for or against the Partnership under any Federal or state bankruptcy, insolvency, or reorganization act;

                  (iv) amend this Agreement, except that no amendment which would materially adversely affect a Partner shall be effective against such Partner without the written consent of such Partner;

                  (v) change or reorganize the Partnership into any other legal form, or effect a merger of the Partnership with any other entity;

                  (vi) possess Property or assign its rights in Property for other than a Partnership purpose;

                  (vii) incur Partnership indebtedness in excess of a loan to value ratio of fifty percent (50%) (calculated by reference to the cumulative amount of all Partnership liabilities and the cumulative value of the Property measured at book value);

                  (viii) compromise any claim or dispute having an amount or value in issue in excess of fifty percent (50%) of the total value of the Property;

                  (ix) make, execute, or deliver any assignments for the benefit of creditors, or on the assignee's promise to pay the debts of the Partnership;

                  (x) make a non-pro rata distribution or return of capital to any Partner (either as to amount or type of property), except as otherwise provided in Sections 9.3, 9.4 and 19 hereof.

         (b) The General Partner shall not have the power, without the unanimous consent of the Limited Partners, to do any of the following:

                  (i) directly or indirectly own or hold any beneficial interests in all or any portion of any deed of trust, mortgage, or other encumbrance or debt which shall be secured by lien on any Property;

                  (ii) except as otherwise provided herein, admit any new General Partner into the Partnership; or

                  (iii) any act that would subject any Limited Partner to liability as a General Partner.

         (c) Subject to the provisions of (i) and (ii) of this Paragraph (c), any shares of Movado held by the Partnership shall be voted by the General Partner.

         (i) With respect to any Limited Partnership Interest transferred by Gedalio Grinberg during his lifetime to a Related Party in accordance with Sections 17.3 and 17.4 hereof, the Related Party shall have the right to direct the General Partner to vote that number of shares of Movado which equals the product of (A) the total number of Movado Group, Inc. shares held by the Partnership multiplied by (B) the percentage of Partnership Interest to which the Related Party succeeds as the transferee of such Interest.

         (ii) At any time when either Miriam G. Phalen or Alexander Grinberg is a Limited Partner of the Partnership, then Miriam G. Phalen and Alexander Grinberg, jointly, if they shall both be Limited Partners, or such of one of them as shall then be a Limited Partner, shall have the power to direct the General Partner to vote the shares of Movado owned by the Partnership to support the nomination and appointment of any one of Miriam G. Phalen, Alexander Grinberg or Sonia Grinberg to be a member of the Board of Directors of Movado.

         11.5 Semi-Annual Meeting Requirement. (a) Twice during each year, on the Meeting Dates, the General Partner shall hold a meeting at the offices of Movado (or at such other location as a majority of the Limited Partners deem acceptable), to which all Limited Partners shall be invited and at which the General Partner shall provide a report describing the operations of the Partnership and, if the Partnership shall have any interest in Movado, a report describing the operations of Movado for its most recently concluded semiannual period.

         (b) If the Partnership shall have any interest in Movado the Meeting Dates shall occur within sixty (60) days following the date that shall be six
(6) months after the end of the fiscal year of Movado and within one hundred twenty (120) days following the end of the fiscal year of Movado. If the Partnership does not have any interest in Movado the Meeting Dates shall occur on March 1 and September 1 of each year.

         11.6 Compensation for Services. The General Partner shall not receive any compensation for services that the General Partner renders to the Partnership without the consent of a Majority in Interest of the Limited Partners; provided, however, that the General Partner shall be entitled to reimbursement for any expenditures made on behalf of the Partnership in the performance of its duties as General Partner.

         11.7 Indemnification. The General Partner shall be entitled to all indemnification authorized in the Delaware Act.

         11.8 Limited Partners. The Limited Partners shall not participate in the general conduct or control of the Partnership's affairs and shall have no right or authority to act for or to bind the Partnership. The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred by this Agreement and to the employment of such brokers, agents, accountants, attorneys, and such other advisors as the General Partner may determine to be necessary or advisable for the management of the Partnership business.

         11.9 Consent or Approval Deemed Granted. At any time the General Partner is required by law or by this Agreement to obtain any consent or approval of any Limited Partner, if the General Partner sends a request for such consent or approval to such Limited Partner in accordance with Section 21.2, and thirty (30) days shall have elapsed since the sending of such request and the General Partner has not received a response to such request, then such Limited Partner shall be deemed to have granted such requested consent or approval.

         11.10 Expenses of Partnership. All expenses, including, without limitation, legal fees, accountants' fees, brokerage commissions and investment advisory fees, incurred by the General Partner on behalf of the Partnership shall be an expense of the Partnership and shall be charged against the assets of the Partnership.

         SECTION 12. INVESTMENT REPRESENTATIONS OF THE LIMITED PARTNERS

         12.1 Investment Intent. Each Limited Partner does hereby represent and warrant to the Partnership and to the General Partner that he, she or it has acquired his, her or its interest in the Partnership for investment solely for his, her or its own account with the intention of holding such interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such interest, and without the financial participation of any other Person in acquiring such interest in the Partnership.

         12.2 Unregistered Limited Partnership Interests. Each Limited Partner does hereby acknowledge that he, she or it is aware that his, her or its interest in the Partnership has not been registered (i) under the Securities Act of 1933, as amended (the "Federal Act") or (ii) under any state securities laws. Each Limited Partner further understands and acknowledges that his, her or its representations and warranties contained in this Section may be relied upon by the Partnership and by the General Partner as the basis for the exemption of the Limited Partners' interests in the Partnership from the registration requirements of the Federal Act and from the registration requirements of any state securities laws. Each Limited Partner further acknowledges that the Partnership will not and has no obligation to recognize any sale, transfer, or assignment of all or any part of his, her or its interest in the Partnership to any person unless and until the provisions of Section 17 hereof have been fully satisfied.

         12.3 Nature of Investment. Each of the Limited Partners does hereby acknowledge that prior to his, her or its execution of this Agreement, he, she or it received a copy of this Agreement and that he, she or it has examined this Agreement or caused this Agreement to be examined by his, her or its representative or attorney. Each of the Limited Partners does hereby further acknowledge that he, she or it or his, her or its representative or attorney is familiar with this Agreement and with the Partnership's investment plans. Each Limited Partner acknowledges that he, she or it or his, her or its representative or attorney has made such inquiries and requested, received, and reviewed any additional documents necessary for him, her or it to make an informed investment decision and that he, she or it does not desire any further information or data relating to the Partnership or to the General Partner. Each of the Limited Partners does hereby acknowledge that he, she or it understands that the purchase of his, her or its interest in the Partnership is an illiquid investment involving a significant risk and does hereby represent that he, she or it (or in the case of a trust, either the trust or its beneficiaries) has a net worth sufficient to bear the economic risk of the investment in the Partnership and to justify investing in a venture of this type.

         SECTION 13. POWER OF ATTORNEY

         13.1 Grant of Power. Each of the Limited Partners does hereby irrevocably constitute and appoint the General Partner as his, her or its true and lawful attorneys, in his, her or its name, place, and stead, to make, execute, consent to, swear to, acknowledge, record, and file:

                  (a) a Certificate of Limited Partnership under the applicable laws of the State of Delaware and under the applicable laws of any other jurisdiction in which the General Partner deems such filing to be necessary or desirable;

                  (b) any certificate or other instrument which may be required to be filed by the Partnership or the Partners under the laws of the State of Delaware or under the applicable laws of any other jurisdiction, to the extent the General Partner deems any such filing to be necessary or desirable;

                  (c) any and all amendments or modifications to the said Certificate of Limited Partnership or to any other instrument described above;

                  (d) all certificates and other instruments which may be required to effectuate the dissolution and termination of the Partnership pursuant to the provisions of this Agreement;

                  (e) any and all consents or other instruments deemed to be necessary or desirable by the General Partner for the admission of a new Limited Partner pursuant to this Agreement; and

                  (f) all other instruments, including, without limitation, all instruments related to the acquisition, holding, selling, leasing, and financing of the Partnership assets, as the General Partner may deem necessary or desirable to carry out the provisions of this Agreement in accordance with its terms.

         13.2 Irrevocability of Power. It is expressly understood, intended and agreed by each of the Limited Partners and his, her or its successors and assigns, that the grant of the power of attorney to the General Partner pursuant to Section 13.1 above is coupled with an interest, is irrevocable, and shall survive the death or legal incompetency of the Limited Partner or the assignment of his, her or its interest in the Partnership.

         SECTION 14. BANKING

         The funds of the Partnership shall be kept in one or more separate bank accounts in the name of the Partnership in such banks or other depositories as may be designated by the General Partner or shall otherwise be invested in the name of the Partnership in such manner and upon such terms and conditions as may be determined by the General Partner, including, without limitation, investments in one or more money market funds. All withdrawals from any such bank accounts or investments established by the Partnership hereunder shall be made on such signature or signatures as may be authorized from time to time by the General Partner. Any account opened by the General Partner for the Partnership shall not be commingled with other funds of the General Partner.

         SECTION 15. ACCOUNTING

         15.1 Fiscal Year. The fiscal year of the Partnership shall end on the last day of the calendar year.

         15.2 Method of Accounting. The Partnership's books of account shall be maintained, and its income, gains, losses, and deductions shall be determined and accounted for in accordance with such method of accounting as may be adopted for the Partnership by the General Partner.

         15.3 Financial and Operating Statements and Tax Returns. Within ninety
(90) days from the close of each fiscal year of the Partnership, the General Partner shall deliver to each Partner a statement setting forth such Partner's allocable share for tax purposes of all items of income, deduction, credit or loss of the Partnership for such year, and all such other information as may be required to enable each Partner to prepare such Partner's Federal, state, and local income tax returns. In addition, upon the request in writing of any Limited Partner within one hundred and fifty (150) days from the close of any fiscal year of the Partnership, the General Partner shall deliver to each of the Partners an unaudited financial report for such year prepared by the Partnership's accountants; provided, however, that if a Majority in Interest of the Limited Partners (excluding any limited partnership interest owned by or controlled by the General Partner) request in writing within thirty (30) days of receipt of such report that an audited financial statement for such year be prepared, then a financial statement setting forth the results of the operations of the Partnership for such year, the balance sheet of the Partnership as of the last day of such year (which shall include a list of each asset of the Partnership and its estimated fair market value as of the last day of such year based on information readily available to the General Partner), and each Partner's share of the Profits or Losses of the Partnership for such year shall be prepared by the Partnership's accountants and such statement shall be audited by an accounting firm mutually selected by the General Partner and the requesting Limited Partners. Notwithstanding the foregoing, the Partners understand that the tax and financial information required to be furnished by the General Partner under this Section may be based on information furnished by the entities in which the Partnership has invested and that such entities may not always provide such information to the General Partner in a manner which will permit the General Partner to meet the time requirements set forth in this Section. The General Partner also shall cause to be prepared and timely filed (giving effect to any extensions) all Federal, state, and local income tax returns required of the Partnership.

         15.4 Location of and Access to Partnership Records. The following records of the Partnership shall be kept at its registered office, where they shall be subject to inspection and copying at the reasonable request and at the expense of any Partner during ordinary business hours, but any information so obtained or copied shall be kept and maintained in strictest confidence:

                  (a) a current list of the full name and last known business address of each Partner;

                  (b) a copy of the Certificate of Limited Partnership and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed;

                  (c) copies of the Partnership's Federal, state, and local income tax returns and reports, if any, for the six most recent years; and

                  (d) copies of this Agreement, as amended, and of any financial statements of the Partnership for the three most recent years.

         SECTION 16. ADMISSION OF PARTNERS

         One or more Persons may be admitted to the Partnership as additional Limited Partners with the consent of the General Partner.

         SECTION 17. TRANSFER OF PARTNERSHIP INTERESTS

         17.1 Transfer of Interest of Limited Partner. Except as expressly provided herein, each of the Limited Partners hereby covenants and agrees that he, she or it will not sell, assign, transfer, mortgage, pledge, encumber, hypothecate, or otherwise dispose of all or any part of his, her or its interest in the Partnership to any Person without first having obtained the written consent of the General Partner to any such proposed disposition. No transfer of any interest in the Partnership shall be valid or effective unless the transferring Limited Partner and such Limited Partner's transferee (a) execute, acknowledge, and deliver to the General Partner such instruments of transfer and assignment as are in form and substance reasonably satisfactory to the General Partner and (b) furnish to the General Partner such assurances as the General Partner may request, including, without limitation, an opinion of counsel reasonably satisfactory to the General Partner that (i) such transfer will not violate, or result in any registration being required hereunder, any applicable Federal or state laws relating to securities or investment companies or advisors and (ii) such transfer will not cause a termination of the Partnership under section 708(b) of the Code, or, if such a termination would be caused by such transfer, that such termination would not have any material adverse Federal income tax consequences to the non-transferring Partners. Any attempted transfer of a Partnership interest in violation of this Section 17 shall be null and void ab initio and of no force and effect whatsoever.

         17.2 Substitute Limited Partner. In the event a Limited Partner transfers all or any part of such Limited Partner's interest in the Partnership in compliance with the provisions of this Section (including any transfer pursuant to Section 17.5, 17.6 or 17.7), the transferee of such Limited Partner shall not have the right to become a substitute limited partner of the Partnership unless the transferring Limited Partner has given such Limited Partner's transferee such right and unless:

                  (a) the transferring Limited Partner and such Limited Partner's transferee execute and deliver such instruments as the General Partner deems necessary or desirable to effect such substitution;

                  (b) such transferee accepts and agrees in writing to be bound by all of the terms and provisions of this Agreement;

                  (c) such transferee pays all reasonable expenses connected with such substitution; and

                  (d) except in the case of a transfer to or for the benefit of a Related Party, the General Partner consents to the substitution of such transferee as a substitute limited partner, which consent may be given or withheld in the sole and absolute discretion of the General Partner.

         17.3 Rights of Unadmitted Assignees. A Person who acquires an interest in the Partnership but who is not admitted as a substitute Limited Partner pursuant to Section 17.2 hereof shall be entitled only to allocations and distributions with respect to such interest in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the Delaware Act or this Agreement.

         17.4 General Prohibition Against Transfer of a General Partner's Interest. The General Partner hereby covenants and agrees not to sell, assign, transfer, pledge, encumber, or otherwise dispose of all or any part of its interest as General Partner in the Partnership without first having obtained the unanimous consent of the Limited Partners.

         17.5 Permitted Transferees. Notwithstanding Section 17.1, any transfer of a Limited Partner's interest in the Partnership may be made without the necessity of the consent of the General Partner if such transfer is to or for the benefit of a Related Party.

         17.6 Designation of Successor in Interest. A transfer pursuant to a designation of successor in interest to be effective upon the death of a Partner shall require the written consent of the General Partner, except no consent shall be required if the Person designated at the time of death is a Related Party. Any such required consent may be given at any time prior to the designating Partner's death and, once given, shall be irrevocable by the General Partner, although the Partner shall retain the right at any time and from time to time to revoke any prior designation of successor in interest and to designate a new successor in interest.

         17.7 Continuance of Partnership. In the event a Limited Partner dies or becomes legally incompetent, the Partnership shall continue. In the event a personal representative is appointed for any deceased or incompetent Partner and such Partner has not effectively designated a successor in interest other than his personal representative, such personal representative shall succeed to the deceased or incompetent Partner's entire interest in the Partnership; provided, however, that any such personal representative shall be subject to the terms and conditions of this Agreement and shall execute a consent to be bound by such terms and conditions.

         SECTION 18. WITHDRAWALS

         18.1 No Withdrawal by General Partner. (a) The General Partner may not withdraw from the Partnership prior to its dissolution.

         (b) If the General Partner, notwithstanding Section 18.1(a), gives written notice of its intention to withdraw as provided in Section 17-602 of the Delaware Act, the General Partner shall be subject to any claim by the Partnership for damages provided in said Section.

         18.2 No Withdrawal by Limited Partners. Except to the extent provided in Section 9.4, no Limited Partner may withdraw from the Partnership prior to its dissolution.

         SECTION 19. PURCHASE OF CERTAIN PARTNERS' INTERESTS

         19.1 Purchase of Defaulting Partner's Interest. Upon the occurrence of a Defaulting Event with respect to a Partner (the "Defaulting Partner"), the Partnership shall have the right, exercisable by giving written notice to the Defaulting Partner within sixty (60) days after the date of the Defaulting Event, to purchase the Defaulting Partner's interest in the Partnership.

         19.2 Option to Purchase Deceased Partner's Interest. Notwithstanding the provisions of Section 17.6 above, in the event of the death of a Partner, the Partnership shall have the right to purchase the interest of such deceased Partner in the Partnership, if such deceased Partner has not transferred his, her or its interest in the Partnership to a Related Party and the

General Partner has not consented to such transferee's becoming a substitute Limited Partner as provided in Section 17.2 hereof. Such right shall be exercisable by the Partnership by giving written notice to the personal representative or other successor in interest of the deceased Partner at any time within six (6) months after the appointment of such personal representative, to purchase the interest of the deceased Partner in the Partnership.

         19.3 Purchase Price of Partner's Interest. Unless otherwise agreed by the Partnership and the selling Partner or such selling Partner's successor in interest, the purchase price for any Partner's interest purchased pursuant to
Section 19.1 or 19.2 above shall be equal to the fair market value of the interest on the date on which the Partnership shall have given written notice of its intention to purchase such interest (the "Effective Date"). Such fair market value shall be determined by a disinterested appraiser selected by the General Partner and reasonably acceptable to the selling Partner or the selling Partner's successor in interest, and shall be determined as if the buyer were a party unrelated to any Partner or the Partnership, and shall reflect any appropriate valuation discounts for minority interest or lack of marketability. Payment of the purchase price shall consist of cash or other Partnership property as determined by the General Partner; provided, however, that, at the election of the Partnership, such payment may be made in five (5) equal annual installments, with the first such annual installment due at the closing of the sale of such interest; provided, further, however, that the Partnership shall pay interest on any unpaid amount at an annual rate equal to the Federal mid-term rate, compounded annually, in effect under Section 1274(d) of the Code, as determined on the date of the purchase. Closing of the sale of a Partner's interest pursuant to Section 19.1 or 19.2 above shall occur within thirty (30) days after the Partnership shall have given written notice of its intention to purchase such interest, or at such later date as the Partnership and the selling Partner or the selling Partner's successor in interest may otherwise mutually agree.

         19.4 Purchase of Limited Partner's Interest. Notwithstanding the provisions of Section 18.2, the General Partner may cause the Partnership to purchase the interest of any Limited Partner (including any limited partnership interest owned by or controlled by the General Partner) who wishes to sell his, her or its interest to the Partnership.

         SECTION 20. DISSOLUTION, LIQUIDATION, AND TERMINATION OF PARTNERSHIP

         20.1 Dissolving Events. The Partnership shall be dissolved, liquidated and terminated upon the happening of either of the following events:

                  (a) the election of the General Partner to dissolve, liquidate or terminate with the written consent of at least two-thirds (2/3) of the Limited Partners; and

                  (b) December 31, 2028.

         20.2 Method of Liquidation. Upon the happening of any of the events specified in Section 20.1 above that require the Partnership to be dissolved, liquidated and terminated, the Partnership shall be liquidated and dissolved. In the course of such liquidation and dissolution, any of the Partnership's assets may be sold, but the General Partner shall have no obligation to sell any of the Partnership's assets. Notwithstanding the provisions of Section 17-804 of the Delaware Act, any and all proceeds derived from such sale, together with all Partnership assets which are not sold, shall be applied and distributed in the following manner and in the following order of priority:

                  (a) to the payment of the debts and liabilities of the Partnership, including any debts or liabilities, other than Capital Accounts, owed to the Limited Partners (but not including any debts or liabilities owed to the General Partner), and to the expenses of liquidation in the order of priority as provided by law; then to

                  (b) the establishment of any reserves which the General Partner deems necessary for any contingent or unforeseen liabilities or obligations of the Partnership; provided, however, that any such reserves established by the General Partner shall be paid over to a bank or other designated agent to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Partners deem advisable, of distributing the balance of such reserves in the manner hereinafter provided in this Section; then to

                  (c) the payment of any debts or liabilities, other than Capital Accounts, of the Partnership to the General Partner; and then to

                  (d) the Partners, in proportion to the positive balances, if any, in their respective Capital Accounts, determined after giving effect to all allocations to be made pursuant to Section 8 hereof and after giving effect to all prior distributions hereunder.

         20.3 Reasonable Time for Liquidation. A reasonable time shall be allowed for the orderly liquidation of the Partnership's assets pursuant to
Section 20.2 above in order to minimize the losses normally attendant upon such a liquidation.

         20.4 Date of Dissolution. The Partnership shall terminate and dissolve when all of its assets have been applied and distributed in accordance with the provisions of Section 20.2 above. The establishment of any reserves in accordance with the provisions of Section 20.2 above shall not have the effect of extending the term of the Partnership, but any such reserves shall be distributed in the manner provided in such Section upon expiration of the period of such reserve.

         SECTION 21. GENERAL PROVISIONS

         21.1 Waiver of Right of Partition. Each of the Partners does hereby agree to and does hereby waive any right such Partner may otherwise have to cause any asset of the Partnership to be partitioned among the Partners or to file any complaint or to institute any proceeding at law or in equity seeking to have any such assets partitioned.

         21.2 Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, "Notices") shall be in writing and shall be given (i) by registered or certified mail, return receipt requested, with postage prepaid, (ii) by a nationally recognized overnight courier, or
(iii) by telecopier (facsimile) at such address as the Person to whom the Notice is intended to be given shall have furnished to the Partnership. Any Person may change its address for Notices hereunder by a Notice given pursuant to this Section. A Notice sent in compliance with the provisions of this Section shall be deemed given on the fifth business day next succeeding the day on which it is sent if sent by registered or certified mail or on the first business day following the day on which the Notice was delivered to the overnight courier or, if Notice is given by telecopier, upon telecopier confirmation that such Notice was received.

         21.3 Modifications. No change or modification of this Agreement shall be valid or binding upon a Partner, nor shall any term or condition of this Agreement be considered waived by a Partner, unless such change, modification, or waiver is in writing and is signed by such Partner.

         21.4 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Partners, their respective executors, administrators, legal representatives, transferees, heirs, successors, and assigns.

         21.5 Duplicate Originals and Delivery Via Telecopier. For the convenience of the Partners, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument. In addition, delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         21.6 Construction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. The titles of the Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

         21.7 Gender. Throughout this Agreement, wherever the context requires or permits, genders shall be deemed interchangeable, and the single number shall be deemed to include the plural, and vice versa.

         21.8 Separability of Provisions. Each provision of this Agreement shall be considered separable and (i) if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, or (ii) if for any reason any provision or provisions herein would cause the Limited Partners to be bound by the obligations of the Partnership under the laws of the State of Delaware as the same may now or hereafter exist, such provision or provisions shall be deemed void and of no effect.

         IN WITNESS WHEREOF, the parties hereto have executed, sealed, and delivered this Agreement as of the date first above written.

                                          General Partner:
                                          Grinberg Group Partners


_______________                           BY: ___________________
DATE                                      Name:  Gedalio Grinberg
                                          Title: Managing Partner

                                          LIMITED PARTNERS:


_______________                           _______________________
DATE                                      Gedalio Grinberg


_______________                           _______________________
DATE                                      Efraim Grinberg


_______________                           _______________________
DATE                                      Alexander Grinberg


_______________                           _______________________
DATE                                      Miriam G. Phalen

                             GRINBERG PARTNERS L.P.
                        AGREEMENT OF LIMITED PARTNERSHIP
                                    Exhibit A


As of August 20, 1998

                                                  CAPITAL*/          PERCENTAGE
                                                CONTRIBUTION          INTEREST
                                                ------------          --------
GENERAL PARTNER:
----------------
Grinberg Group Partners                        15,500 shares            1.0000%


LIMITED PARTNERS:
----------------
GEDALIO GRINBERG                            1,500,000 shares             97.05%
EFRAIM GRINBERG                                10,000 shares               .65%
ALEXANDER GRINBERG                             10,000 shares               .65%
MIRIAM G. PHALEN                               10,000 shares               .65%
                         Total:             1,545,500 shares          100.0000%
                         -----


-----------------------

* Initial contributed capital consists entirely of shares of Class A Common Stock of Movado Group, Inc.